                                                                EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made and entered into as of the Effective Date (as defined below), by and between INTERFACE, INC., a Georgia corporation (the "Company"), and CHARLES EITEL ("Executive").

                              W I T N E S S E T H:

         WHEREAS, the parties hereto desire to enter into an agreement for the employment of Executive by the Company on the terms and conditions hereinafter stated;

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Employment, Duties and Term. (a) Subject to the terms and conditions of this Agreement, the Company hereby employs Executive in an executive capacity. Executive shall report to the Chief Executive Officer of the Company, and shall perform such duties and functions for the Company and its subsidiaries and other affiliates, as shall be specified from time to time by the Chief Executive Officer or Board of Directors of the Company; and Executive hereby accepts such employment and agrees to perform such executive duties as may be so assigned to him.

         (b) Executive initially shall be employed by the Company as a Senior Vice President of the Company and as President of the Company's subsidiaries, Interface Flooring Systems, Inc. and Interface Americas, Inc. Executive's duties in such positions shall be to manage and supervise, and to have general responsibility for, the conduct of the business of manufacturing, purchasing for resale, developing products and markets for, marketing, selling and distributing carpet tile and broadloom carpet in 6-foot and competitive widths (all of the foregoing, "Executive's Services") in North and South America for the Company and its subsidiaries and other affiliates.

         (c) The Company agrees to nominate Executive for election as a director of the Company at the next annual meeting of the Shareholders of the Company, and agrees to continue to nominate Executive for election as a director of the Company during the term of his employment hereunder.

         (d) Unless earlier terminated as provided herein, Executive's employment under this Agreement shall be for a three year term commencing on the date shown at the foot of this Agreement as the date of execution hereof by Executive (the "Effective Date"), and ending on the third anniversary of the

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Effective Date; provided that Executive's employment hereunder shall be extended for an additional period of one year (i) on such third anniversary and
(ii) on each successive anniversary of the Effective Date thereafter through and including the fourteenth (14th) anniversary of the Effective Date, unless either Company or Executive shall, by written notice given at least 90 days and not more than 120 days prior to any such anniversary, notify the other party of its or his intention to terminate Executive's employment hereunder on such anniversary, in which event Executive's employment hereunder shall terminate on such anniversary. Executive's employment hereunder shall not be extended beyond the fifteenth (15th) anniversary of the Effective Date except by written agreement of both parties. The anniversary date on which Executive's employment terminates as provided in this Section l(d) is herein called the "Expiration Date."

         2. Time to be Devoted to Duties. Executive hereby agrees that during the term of his employment under this Agreement he will devote his full business time, attention and energies to the diligent performance of his duties hereunder. Executive shall not, without the prior written consent of the Company, directly or indirectly, at any time during the term of his employment hereunder: (a) accept employment with, or render services of a business, professional or commercial nature to, any Person other than the Company or its subsidiaries and other affiliates; (b) engage in any venture or activity which the Company may in good faith consider to be competitive with or adverse to the business of the Company or of any affiliate of the Company, whether alone, as a partner, or as an officer, director, employee or shareholder or otherwise, except that the ownership of not more than two percent (2%) of the publicly traded securities of any corporation or other entity shall not be deemed a violation of this Section; or (c) engage in any venture or activity which the Board of Directors of the Company may in good faith consider to interfere with Executive's performance of his duties hereunder.

         3. Compensation. In consideration of Executive's services hereunder, Company shall pay to Executive compensation as set forth below (which compensation shall be paid in accordance with the normal compensation practices of the Company and shall be subject to such deductions and withholdings as are required by law or policies of the Company in effect from time to time, provided that the Executive's salary pursuant to Section 3.2 shall be payable not less frequently than monthly):

         3.1 One-Time Compensatory Bonus. Executive has advised the Company that his resignation from his former employment may result in his forfeiture of the opportunity to obtain amounts under the incentive compensation plan of his former employer for its 1993 fiscal year. The Company agrees





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that upon its receipt of written confirmation from Executive that under the terms of his separation from his former employer, his former employer has declined after request to make full payment to Executive under his incentive compensation arrangement for its 1993 fiscal year, Executive shall become entitled to a one-time bonus of $175,000, less any incentive compensation received from such former employer, to compensate Executive for his foregone opportunity to receive incentive compensation from such employer. Any such bonus shall be payable at the time the Company pays amounts to its executives pursuant to its Incentive Compensation Program for Executives for its 1993 fiscal year.

         3.2 Annual Salary. During the term of his employment hereunder, the Company shall pay to Executive a salary at the rate of $295,000 per annum, prorated for each period (including any partial pay periods) in which services are provided. Executive's salary will be reviewed by the Board of Directors of the Company or the Compensation Committee of such Board during each of its fiscal years beginning in 1994 and, in the sole discretion of the Company, may be increased for subsequent periods.

         3.3 Annual Incentive Bonus. For each fiscal year of the Company in which Executive shall be employed hereunder (other than fiscal 1993), Executive shall be eligible to receive an annual discretionary bonus pursuant to the Company's Incentive Compensation Program for Executives, described on Exhibit A hereto. Any such annual bonus may be earned pursuant to a personalized bonus plan for Executive established by the Company pursuant to such plan. Executive shall have a potential bonus amount under each such personalized bonus plan during the term of his employment under this Agreement of up to 100% of Executive's salary. Executive shall be entitled to participate in such Incentive Compensation Program only if and to the extent that such program is in effect for a fiscal year and if Executive is employed hereunder throughout such fiscal year (except as provided in Section 5.3(c)), and only for so long as the Company provides or offers such Incentive Compensation Program. Executive shall be eligible to participate, on such terms as the Board of Directors shall determine in its discretion, in any successor or substitute incentive plan made generally available to the Company's most highly ranking United States-based executives.

         3.4 Stock Options. (a) The Company shall grant to Executive, effective as of the Effective Date, options to purchase 100,000 shares of the Company's Class B Common Stock pursuant to the Company's Key Employee Stock Option Plan (1993) (the "Option Plan"), in accordance with the standard form of Stock Option Agreement of Company used in connection with such grants under the Option Plan; Executive hereby acknowledges receipt of a copy of the Option Plan and the option agreement





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form.  Such option agreement form shall be appropriately completed in accordance herewith and executed by the Company and Executive on or before the Effective Date. Such option agreement shall provide that Executive shall be entitled to exercise his options as to 25,000 shares on or after the date of grant and shall further provide that Executive shall become entitled to exercise his options as to an additional 25,000 shares on each anniversary of the Effective Date through the third such anniversary. The option price for each share covered by option hereunder shall be the Fair Market Value, as defined in the Option Plan, on the Effective Date. The stock options granted hereunder shall be "Incentive Stock Options" as defined in the Option Plan to the extent permitted under the Option Plan and applicable law, and the balance of such options shall be "Nonqualified Stock Options", as defined in the Option Plan. Such option agreement and the Option Plan shall govern as to all terms and conditions of or relating to such options to purchase shares, and if any term or condition hereof relating directly or indirectly to Executive's options to purchase shares shall be inconsistent with such option agreement or the Option Plan, such option agreement or the Option Plan, as the case may be, shall control.

         (b) Nothing contained in the foregoing provisions relating to the grant of options under this Agreement shall be deemed to disqualify Executive from consideration by the Company's Board of Directors or its Compensation Committee from time to time for the grant of additional options to Executive, pursuant to the Option Plan or otherwise, any such grant and the terms and conditions thereof being in the sole discretion of the Company.

         3.5 Salary Continuation Program. Executive shall be entitled to participate in the Company's salary continuation program for senior executives, and the Company agrees to execute in Executive's favor, effective as of the Effective Date, the form of Salary Continuation Agreement attached hereto as Exhibit B.

         3.6 Other Benefits. (a) The Company shall provide Executive with a car allowance of $1,000 per month during the term of Executive's employment hereunder, and shall reimburse Executive for his reasonable out-of-pocket costs of car insurance for one automobile.

         (b) The Company shall provide to Executive during the term of his employment hereunder supplemental medical and dental expense reimbursement coverage in accordance with the Company's existing medical reimbursement plan for its executives, provided that the aggregate amount of such reimbursements shall not exceed, in any year of such term, 5% of Executive's per annum salary during such year. The Company acknowledges and agrees





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that the cost of Executive's annual physical examination at the Mayo Clinic shall constitute a reimbursable expense under such existing Company plan.

         (c) Executive shall be entitled to participate in any other employee benefit plans generally provided by the Company to its most highly ranking United States-based executives, but only if and to the extent provided in such employee benefit plans and for so long as the Company provides or offers such benefit plans. Such benefit plans currently in effect are listed on Exhibit C to this Agreement.

         4.      Other Agreements.

         4.1 Relocation. Executive shall be based in Georgia and shall perform his services hereunder in LaGrange, Georgia, and Atlanta, Georgia, and will relocate his permanent residence from Chattanooga, Tennessee, to LaGrange or Atlanta, as determined by the Company in consultation with the Executive, for that purpose; provided that Executive shall have no obligation to relocate his permanent residence to LaGrange or Atlanta prior to June 1, 1995. Until such date, Executive will nevertheless spend such time in LaGrange and Atlanta as is required to perform his duties hereunder therein on a full time basis, and the Company shall make available to Executive an apartment in LaGrange for his use as temporary quarters in connection with services performed there and shall otherwise provide or reimburse Executive for the cost of lodging in Atlanta in connection with services provided there. The Company will reimburse the Executive for the expenses of relocating his residence as provided above pursuant to and to the extent provided in the relocation expense policy attached hereto as Exhibit D. Notwithstanding anything in the foregoing to the contrary, Executive may be required to engage in reasonable business related travel in connection with his employment by the Company.

         4.2 Reimbursement for Expenses. Executive shall be entitled to reimbursement for all expenses, including travel, promotion and entertainment expenses, which are reasonably incurred by Executive in providing services hereunder and which are submitted to Company within 60 days after being incurred, subject to compliance with all policies of the Company applicable to its executives in positions comparable to that of Executive with respect to documentation for reimbursable expenses and limitations on reimbursable expenses; provided that Executive shall take no deduction on any tax return in respect of any expense reimbursed hereunder. Executive's reasonable costs of participating in the Young Presidents Organization and in the Society of International Business Fellows, including the costs of Executive's spouse's participation, shall constitute reimbursable expenses hereunder.

         4.3 Confidential Information. (a) Executive agrees that he shall protect Company Confidential Information and shall not





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disclose to any Person, or otherwise use, except in connection with and as necessary for his duties performed for the Company, any Company Confidential Information; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Executive will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests. Executive's obligations under this Section shall survive and continue in effect after any expiration or termination of Executive's employment under this Agreement, and shall apply to any Company Confidential Information in Executive's possession thereafter, whether as an employee, officer or director of the Company, or otherwise.

         (b) "Company Confidential Information," as used herein, means information relating to the business of the Company (including the business of the Company's subsidiaries and other affiliates) which derives economic value, actual or potential, from not being generally known to other Persons, including, but not limited to, technical or nontechnical data, formulas (including cost and/or pricing formulas), patterns, compilations, programs, devices, methods (including manufacturing, cost and/or pricing methods and operating methods), techniques, drawings, processes, financial data, or lists of actual or potential customers or suppliers. Company Confidential Information does not include information which is not a trade secret one (1) year after termination of Executive's employment with Company.

         (c) Upon the termination of Executive's employment with the Company, or when otherwise requested by the Company, Executive agrees to deliver promptly to the Company all files, customer lists, management reports, memoranda, research, forms, financial data and reports and other documents supplied to or created by him in connection with his employment with the Company (including all copies of the foregoing) in his possession or control and all of the equipment and other materials of the Company (including of the Company's subsidiaries and other affiliates) in his possession or control. Executive's obligations under this Section shall survive and continue in effect after any expiration or termination of Executive's employment under this Agreement, and shall apply to any documents, equipment and other materials in Executive's possession thereafter, whether as an employee, officer or director of the Company or otherwise.

         5. Termination. Executive's employment under this Agreement may be terminated prior to the Expiration Date only in accordance with the following provisions:

         5.1 Death or Disability. Executive's employment hereunder shall be deemed to be terminated as of the earlier of the date of Executive's death or the date on which the Company reasonably determines that Executive has become Disabled. As used





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herein, "Disabled" or "Disability" shall mean Executive's inability as a result of physical or mental incapacity to substantially perform his duties for the Company on a full time basis for an aggregate of 90 days during any period of 180 consecutive days.

         5.2 Termination by the Company. The Company may terminate Executive's employment hereunder at any time with Cause or without Cause. As used herein, "Cause" shall mean (i) Executive's refusal or repeated failure to follow the reasonable lawful directions of the Company, (ii) Executive's gross negligence, dishonesty, malfeasance or willful misconduct, (iii) Executive's refusal or repeated failure to follow the established reasonable and lawful policies of the Company applicable to persons occupying the same or similar position, (iv) Executive's material breach of this Agreement, or (v) Executive's conviction of a felony or crime involving moral turpitude. A termination of Executive with Cause based on clause (i), (iii) or (iv) of the preceding sentence shall take effect 30 days after the Company gives written notice of such termination to Executive unless Executive shall, during such 30-day period, remedy the events or circumstances constituting Cause to the reasonable satisfaction of the Company; provided, however, that such termination shall take effect immediately upon the giving of written notice of termination with Cause under one of such clauses if the Company shall have determined in good faith that such events or circumstances are not remediable (which determination shall be stated in such notice). Any determination by the Company that grounds exist for termination of Executive for Cause hereunder shall be made only by the Board of Directors or Executive Committee of the Company.

         5.3 Severance. (a) If Executive's employment hereunder is terminated by the Company pursuant to the foregoing Section 5.2 without Cause or by the Company by notice to Executive pursuant to Section l(d), Executive shall be entitled to continue to receive the salary payable for his services hereunder, as provided in Section 3.2, and the other benefits described in
Section 3.6 (subject to Section 5.3(b), below) for the period beginning on the date of such termination and ending on the Expiration Date or on the first anniversary of the date of such termination, whichever is later, as if Executive had continued to be employed for such period. If Executive's employment hereunder is terminated by death, Disability or for any reason other than by Company without Cause, Executive or his heirs, executors, administrators or legal representatives, as the case may be, shall be entitled to receive the salary payable to Executive hereunder to the date of termination.

         (b) Executive's rights under Section 5.3(a) to the benefits described in Section 3.6 after termination of his employment by the Company pursuant to Section 5.2 without Cause or by the Company by notice pursuant to Section l(d) shall be subject to the terms and conditions of Section 3.6 and to his continued





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eligibility under the terms of each benefit plan in which he is then participating and applicable law, and the Company's obligations to make such benefits available are limited to the following: to the extent Company prior to termination paid such costs, Company shall continue through the first anniversary of the date of termination to pay the costs of Executive's participation in such benefits, in the case of health benefits, by paying Executive's contribution pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), and, in the case of other benefits, by continuing to pay the costs of Executive's participation under the applicable employee benefit plan. Sections 5.3(a) and (b) are not intended and shall not extend the period during which Executive may be eligible for benefits under COBRA or any similar law, which such period shall commence upon the date of the termination of Executive's employment.

         (c) If Executive's employment hereunder is terminated prior to the end of one of the Company's fiscal year by the Company without Cause or by the Company by notice to Executive pursuant to Section l(d), Executive shall be entitled to a portion of any annual incentive bonus provided for in Section 3.3 that Executive would have otherwise become entitled if his employment had continued through the end of such fiscal year, any such portion being determined pro rata based on the number of days from the beginning of the then-current fiscal year to the date of such termination, as compared to the number of days in such fiscal year, and being determined as soon as practicable after such termination. To the extent such annual incentive bonus would otherwise be based on financial results of the Company or any subsidiary thereof for the entire fiscal year or other period not yet available, the amount thereof shall be determined by the Company in good faith based on the Company's or such subsidiary's interim financial results through the month most-recently ended at the time of termination. Executive shall be entitled to no other amount as bonus for any periods after the date of termination.

         (d) Except as expressly provided above in this Section 5.3 or as required by law, the express terms of the separate agreements entered into pursuant hereto, or the express terms of any employee benefit plan in which Executive participates pursuant to Section 3 hereof, neither Executive nor his heirs, executors, administrators, or legal representatives shall be entitled to any salary, bonus or other compensation or any benefits during or for any period after the date of any termination of his employment.

         6. Relationship of the Company and Executive; Post-Employment Covenants. (a) Executive acknowledges that, prior to and during the term of Executive's employment with the Company, the Company has furnished Executive and will furnish to him Company Confidential Information which could be used by Executive on behalf of a competitor of the Company or others to the Company's substantial detriment. Moreover, the parties recognize that





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Executive during the course of his employment with the Company may develop important relationships with customers and others having valuable business relationships with the Company. In view of the foregoing, Executive acknowledges and agrees that the restrictive covenants contained in this Agreement are reasonably necessary to protect the Company's legitimate business interests and good will.

         (b) Services Provided to Competitors. For a period of one (1) year after expiration or termination of Executive's employment with the Company for any reason (or if the Company terminates Executive's employment prior to the second anniversary of the Effective Date without cause and acknowledges in writing its obligation to continue to make payments pursuant to Section 5.3(a) through the Expiration Date, then for the period from such termination through the Expiration Date), Executive will not provide any of the Executive's Services within the Territory to any Person providing goods identical to or reasonably substitutable for Products.

         (c) Solicitation of Customers. For a period of one (1) year after expiration or termination of Executive's employment with the Company for any reason, Executive will not solicit Customers for the purpose of providing goods identical to or reasonably substitutable for Products.

         (d) Solicitation of Employees. During the term of Executive's employment with the Company and for a period of one (1) year after expiration or termination of Executive's employment with the Company for any reason, Executive will not directly or indirectly induce or solicit to leave employment with the Company, or with any affiliate of the Company, anyone who is or was, during the last year of Executive's relationship with the Company, an employee of the Company or an affiliate of the Company.

         7.       Copyrights and Inventions.

         (a) Copyrights. Executive agrees that all writings, tapes, recordings, computer programs and other works in any tangible medium of expression, regardless of the form of medium, which have been or are prepared by Executive, or to which Executive contributes, in connection with Executive's relationship with the Company (collectively the "Works") and all copyrights and other rights in and to the Works, belong solely,irrevocably and exclusively throughout the world to the Company as works made for hire. However, to the extent any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a "work made for hire," Executive hereby assigns, grants and delivers, solely, irrevocably, exclusively and throughout the world to the Company, all copyrights and other rights to the Works. Executive also agrees to cooperate with the Company and to execute such other and further grants and assignments of all rights as the Company from time to time reasonably may request for the purpose of





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evidencing, enforcing, registering or defending its ownership of the Works and appoints the Company as his agent and attorney-in-fact, with full power of substitution, in his name, place and stead, to execute and deliver any and all such assignments or other instruments which Executive shall fail or refuse promptly to execute and deliver, this power and agency being coupled with an interest and being irrevocable. Without limiting the preceding provisions of this Section, Executive agrees that the Company may edit and otherwise modify, and use, publish and otherwise exploit, the Works in all media and in such manner as the Company, in its discretion, may determine.

         (b) Inventions, Ideas and Patents. Executive shall disclose promptly to the Company and only to the Company, any invention or idea of Executive (developed alone or with others) in any way connected with Executive's employment or related to the Business of the Company or its subsidiaries or other affiliates conceived or made during Executive's employment by the Company. Executive assigns each such invention or idea to the Company and agrees to cooperate with the Company and to sign all papers deemed necessary by the Company to enable it, at its expense, to obtain, maintain and protect patents covering such inventions and ideas and to confirm the Company's exclusive ownership of all rights in such inventions, ideas and patents.

         8. Definitions. For purposes of this Agreement, each of the following terms shall have the meaning specified below:

         (a) "Person" - any individual, corporation, bank, partnership, joint venture, association, joint stock company, government agency, trust, entity or unincorporated organization.

         (b) "Territory" - North and South America, which is where Executive shall perform Executive's Services for the Company.

         (c) "Customers" - all customers of the Company or its affiliates in the Territory with whom Executive has had contact on behalf of the Company during the one (1) year immediately prior to expiration or termination of Executive's employment with the Company.

         (d) "Products" - carpet tile and broadloom carpet in 6-foot and competitive widths.

         9. No Conflicting Obligations. Executive represents and warrants to the Company that he is not now under any obligation of a contractual or other nature to any Person which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair in any way the performance by him of his obligations hereunder.





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         10.     Interpretation; Severability of Invalid Provisions.  All
rights and restrictions contained in this Agreement may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any term of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect. The provisions of this Agreement do not in any way limit or abridge any rights of the Company or any of its subsidiaries or other affiliates under the laws of unfair competition, trade secret, copyright, patent, trademark or any other applicable law(s), all of which are in addition to and cumulative of the Company's rights under this Agreement. The existence of any claim by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by the Company of any or all of the provisions and covenants in favor or the Company herein.

         11. Relief. The parties acknowledge that a breach or threat to breach any of the terms of this Agreement by Executive would result in material and irreparable damage and injury to the Company, or both, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, the Company shall be entitled to injunctive relief by a court of appropriate jurisdiction in the event of Executive's breach or threatened breach of any of the terms contained in this Agreement.

         12. Tolling Provision. The duration of any posttermination obligation contained in this Agreement shall be extended by the length of time during which Executive is in breach of the obligation.

         13. Notice. All notices, demands and requests, where permitted to be given under this Agreement, shall be deemed sufficient if mailed by registered or certified mail, postage prepaid, addressed as follows:

         To the Company:

         Interface, Inc.
         P.O. Box 1503
         Orchard Hill Road
         LaGrange, Georgia 30241
         Attention:  Chief Financial Officer

         With a copy  to:

         Interface, Inc.
         2159 Paces Ferry Road
         Suite 2000
         Atlanta, Georgia 30339
         Attention: General Counsel





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
         To Executive:

         Charles Eitel
         210 JoConn Road
         Lookout Mountain, TN  37350

         14. Agreement Binding; Assignment. This Agreement shall inure to the benefit of the Company, its subsidiaries and other affiliates, Executive, and their respective successors, assigns, heirs, executors, administrators and legal representatives and shall be binding upon the Company, Executive and their respective successors, assigns, heirs, executors, administrators and legal representatives. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder relating to Executive's employment; provided, however, that the Company may assign its rights or obligations under this Agreement to any subsidiary or other affiliate of the Company, or to any successor of the Company or of any of its affiliates engaged in manufacturing, selling or distributing Products, whether by merger, consolidation, transfer all or substantially all assets or otherwise.

         15. Nonwaiver. The failure of the Company to insist upon strict performance of the terms of this Agreement or to exercise any option herein, shall not be construed as a waiver or a relinquishment for the future or such term or option, but that the same shall continue in full force and effect.

         16. Entire Agreement. This Agreement, including any attachments, contains the entire agreement between the parties and no statement, promises or inducements made by any party hereto, or agent of either party, which is not contained in this Agreement or in a writing signed by both parties and expressly providing that it is supplemental to this Agreement, shall be valid or binding; and this Agreement may not be enlarged, modified or altered except in writing signed by the parties; any such writing signed by the Company or any successor or assign thereof shall also be effective as to the Company's rights hereunder. The term of Executive's employment under this Agreement shall not be deemed to be automatically or otherwise extended or renewed except as provided in Section 1(d) or by written agreement of both parties. After the Expiration Date, Executive's continued employment shall be for an indefinite term, shall be at will, and shall not be subject to this Agreement (except that Sections 4.3, 6 and 7 shall continue in effect during such employment at will and after any termination of Executive's employment, whether such termination is before or after the Expiration Date, subject to the expiration of any time limitations contained therein commencing with such termination of Executive's employment).

         17. Governing Law. This Agreement has been executed and delivered in and is to be performed in the State of Georgia and it and the rights and obligations of the parties hereunder shall be





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construed under and governed by the laws of the State of Georgia without giving effect to principles of conflicts of laws.

         18. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         19. Headings. Paragraph and other headings contained in this Agreement are for reference purposes only and are in no way intended to define, interpret, describe or otherwise limit the scope, extent or intent of this Agreement or any of its provisions.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, as of the date set forth below the Executive's signature hereto.

                                           INTERFACE, INC.


                                           By:_________________________________
                                              Daniel T. Hendrix, Vice President


                                           EXECUTIVE

                                           _________________________________
                                           Date of Executive's
                                           Execution (Effective Date):


                                           ________________________, 1993





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